Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Heritage Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-57513, No. 333-71415, No. 333-87599, No. 333-88976, No. 333-88980, No. 333-88982, No. 333-134473, No. 333-134474 and No. 333-134475) on Form S-8 and the registration statements (No. 333-156271 and No. 333-167145) on Form S-3 of Heritage Financial Corporation of our report dated December 7, 2010, with respect to the statement of assets acquired and liabilities assumed by Heritage Bank (a wholly owned subsidiary of Heritage Financial Corporation), pursuant to the Purchase and Assumption Agreement, dated November 5, 2010, which report appears in the December 7, 2010 Current Report on Form 8-K/A of Heritage Financial Corporation.

/s/KPMG LLP

Seattle, Washington

December 7, 2010